Exhibit 3.19
CERTIFICATE OF ORGANIZATION-DOMESTIC LIMITED LIABILITY COMPANY
DSCB:15-8913(Rev 95)
In compliance with the requirements of 15 Pa. C.S. § 8913 (relating to certificate of organization), the undersigned, desiring to organize a limited liability company, hereby state(s) that:
1.The name of the limited liability company is: V.F. Transportation, L.L.C.
2.    The (a) address of the limited liability company’s initial registered office in this Commonwealth of (b) name of its commercial registered office provider and the county of venue is:

(a)	7505 Grayson Road, P.O. Box 4920 Harrisburg PA 17111 Dauphin
Number and Street            City        State    Zip        County

(b)	c/o:
Name of Commercial Registered Office Provider                County
For a limited liability company represented by a commercial registered office provider, the county in (b) shall be deemed the count in which the limited liability company is located for venue and official publication purposes.
3.    The name and address, including street and number, if any of each organizer are:
NAME                            ADDRESS
Timothy R. Deckert
McNees, Wallace & Nurick
100 Pine Stree, P.O. Box 1166
Harrisburg, PA 17108-1166
4.    (Strike out if inapplicable): ~~A member’s interest in the company is to be evidenced by a certificate of membership interest.~~
5.    (Strike out if inapplicable): Management of the company is vested in a manager or managers.
6.    The specified effective date, if any is:
month        day    year    hour, if any
7.    (Strike out if inapplicable): ~~The company is a restricted professional company organized to render the following professional service(s):~~
______________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
8.    For additional provisions of the certificate, if any, attach an 8 ½ x 11 sheet.